U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

JACOBS                     ELMER                    L.
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   (Last)               (First)                 (Middle)

113 HOMESTEAD DRIVE
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                                    (Street)

WOODLAND PARK,            CO                 80863
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


INTERNATIONAL ASSETS HOLDING CORPORATION / IAAC
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

FEBRUARY, 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)


                 FORMER DIRECTOR AS OF 02/16/1999
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X ]  Form filed by One Reporting Person
   [  ]  Form filed by More Than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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INTERNATIONAL ASSETS HOLDING
CORPORATION-COMMON STOCK
                                   2/4/99              S              500         D       6.125     16,470         D
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 COMMON STOCK                      2/4/99              S             1500         D       6.000     14,970         D
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 COMMON STOCK                      2/5/99              S             2000         D      10.125     12,970         D
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 COMMON STOCK                      2/5/99              S             5320         D       7.625      7,650         D
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 COMMON STOCK                      2/5/99              S             2000         D       6.250      5,650         D
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 COMMON STOCK                      2/5/99              S             2000         D       6.000      3,650         D
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 COMMON STOCK                      2/5/99              S             2000         D       5.750      1,650         D
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 COMMON STOCK                      2/5/99              S             1650         D       7.625          0         D
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 COMMON STOCK                      2/12/99             X             5871         A       2.273      5,871         D
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 COMMON STOCK                      2/24/99             S             1871         D       5.375      4,000         D
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 COMMON STOCK                      2/24/99             S             1000         D       5.250      3,000         D
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 COMMON STOCK                      2/25/99             S             1000         D       5.125      2,000         D
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 COMMON STOCK                      2/25/99             S             2000         D       5.000          0         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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INTERNATIONAL      2.273    2/12/ 99    X           10,500  2/28/96  12/28/05  COMMON   10,500              0        D*
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ASSETS HOLDING
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CORP. STOCK OPTION
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STOCK OPTION       5.114                                    5/13/96   5/17/99  COMMON   10,000                       D**
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*THROUGH A NET ISSUE EXERCISE, MR.JACOBS EXERCISED 10,500 OPTIONS AND RECEIVED
 5,871 SHARES OF COMMON STOCK.

**Original expiration date was 5/13/04. Current expiration date is 90 days after leaving directorship.


/S/  ELMER L. JACOBS
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.